Bell

ALLIANCE MARKETING AGREEMENT

This Agreement, dated as of **August 6, 2010** is made between:

Bell Mobility Inc. ("**Bell**");

AND

GPS Latitude (a 6709800 Canada Inc. Company) (the "**Partner**").

WHEREAS Bell, among other products and services, provides customers with **data traffic, airtime** and **devices** (the "**Bell Services**");

AND WHEREAS the Partner provides **wireless application** (the "**Partner Services**");

AND WHEREAS Bell and the Partner have agreed upon a process for the co-marketing and co-selling of Bell Services and the Partner Services (the "**Co-Marketing Solution**") and intend to work together to develop proposals for potential customers of the Co-Marketing Solution;

AND WHEREAS the Parties wish to define their mutual rights and obligations in connection with the preparation and submission of proposals and in connection with certain matters which may arise if a potential customer accepts a proposal and awards a contract in respect of the proposal to Bell;

NOW THEREFORE for valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. STEERING COMMITTEE

(a) Formation. The Parties agree to establish a steering committee (the "**Steering Committee**"). Each Party shall be entitled to appoint one nominee to the Steering Committee. Except in situations where a Party's member on the Steering Committee voluntarily resigns, is terminated, or is otherwise not able to continue in his/her capacity, a Party's nominee may be replaced at the discretion of the nominating Party no more frequently than every six months, unless otherwise agreed by the Parties. The following individuals shall serve on the Steering Committee as of the Effective Date:

Bell Nominee:

Partner Nominee: Jan Rowinski

(b) Target Customers. The Steering Committee shall communicate from time to time in order to identify (or to establish criteria to use when identifying) potential target customers that could benefit from the Co-Marketing Solution (each a "**Target Customer**"). As required, The Steering Committee, with the help of each Party's sales teams, may meet to identify and consider additional Target Customers and to develop a strategy for existing and any potential new Target Customers (each an "**Account Strategy**").

(c) Co-Marketing Initiatives. The Steering Committee shall administer all co-marketing initiatives pertaining to Target Customers undertaken by the Parties and oversee the identification and assessment of co-marketing opportunities. The Parties agree that the Co-Marketing initiatives set out in Schedule A shall be deemed pre-approved by the Steering Committee.

2. RULES OF ENGAGEMENT AND RESPONSIBILITIES OF THE PARTIES

(a) Any contact that either Party has with a Target Customer directly relating to the Co-Marketing Solution shall be consistent with the Co-Marketing Solutions-Initiatives. One or both Parties be present at all discussions with a Target Customer relating to the Co-Marketing Solution. In addition, unless otherwise agreed by the Parties, acting reasonably, no discussions relating to the Co-Marketing Solution may take place between a Party and a Target Customer without the Party designated as "Prime" for "Submission of Proposal to Target Customer" (the "**Proposal Prime**") being present.

(b) Responses to a Target Customer, including requests for proposals or presentations regarding the Co-Marketing Solution (a "**Proposal**"), shall be developed jointly by the Parties.

(c) Should a Target Customer not include the Proposal Prime on its distribution list for any request for proposal, the other Party shall use commercially reasonable efforts to secure approval from the Target Customer for the Proposal Prime to be prime for the submission of the Proposal to the Target Customer. In addition, the Proposal Prime may make independent efforts to directly secure such approval from the Target Customer.

(d) The Parties shall use commercially reasonable efforts to formulate a Proposal that is responsive to the Target Customer's requirements and to do all things necessary, appropriate and advisable to secure the award of the customer contract to both Parties as set out in the Proposal.

(e) Unless otherwise agreed to by the Steering Committee, the Proposal Prime shall have the primary responsibility for the submission of a Proposal to a Target Customer provided, however, that each Party shall have responsibility for the preparation of its own portion of the Proposal relating to its respective areas of responsibility. The Contract Prime shall use commercially reasonable efforts to ensure the other Party's data and other relevant information is fairly and accurately portrayed in the Proposal.

(f) Each Party, in a timely manner within reasonable and responsive time frames, shall share with the other Party, in preparing the Proposal or in responding to subsequent inquiries from the Target Customer, the following:

(i) business information and financial data about its company and its relevant affiliates, subsidiaries and alliance partners who will participate in the Proposal or the delivery of the Co-Marketing Solution; (Financial Data is restricted by Board approval until such time that GpsLatitude is a public corporation)

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(ii) technical data and information related to the Co-Marketing Solution;

(iii) drafts of relevant portions of the Proposal; and

(iv) reasonable cost and pricing data for its portion of the Co-Marketing Solution as requested by a Target Customer.

(g) Each Party will maintain the validity of its bid, including pricing and all information contained in the Proposal relating to its area of responsibility, until the Prime Contract has been awarded by the Target Customer or the Subcontract (as defined below) has been signed by the Parties, as applicable, or this Agreement has been terminated in accordance with Section 5.

(h) The Parties agree to work with each other in all applicable areas, including, but not limited to, Proposal preparation, related presentations to the Target Customer and submission of the Proposal.

(i) Each Party will designate one or more individuals as its representative(s) for each Proposal. Such representative(s) will be responsible for direct performance of the Parties' efforts under this Agreement. To assure continuity, the Parties will use their commercially reasonable efforts to avoid replacing representatives unnecessarily. Notice of any change of representative(s) shall be promptly given to the other Party.

(j) If a Proposal is successful, each Party shall have the sole responsibility of negotiating the terms and conditions of a "Prime Contract" with the Target Customer in connection with such Party's respective portion of Co-Marketing Solution (either the Bell Services or the Partner Services, as applicable) and any other agreements with third party suppliers which may be required in connection with a Proposal.

(k) If reasonably acceptable terms and conditions of a particular Prime Contract cannot be negotiated between a Target Customer and a Party within a reasonable time after receipt of written notice by a Target Customer that the Prime Contract was awarded the other Party may, in its sole discretion, terminate this Agreement as it applies in respect of the Target Customer and enter into alternative subcontractor arrangements. If such party has already concluded their Prime Contract.

(l) The Parties acknowledge that each Party may sell, in the ordinary course of its business, its respective products and services to third parties who may submit a proposal to a Target Customer in respect of the Co-Marketing Solution (**"Competing Bidders"**). The Parties acknowledge that, due to potential conflicts of interest, employees of either Party who are working on the Proposal may not work with Competing Bidders.

(m) Any and all costs and expenses incurred by a Party arising out of the preparation and performance of this Agreement shall be borne by that Party. In the event a Target Customer provides funds for any work associated with the design, demonstration or other phases of a Proposal, such funds will be used to defray expenses of each Party on a basis that is proportionate with the costs incurred by each Party.

(n) The Partner agrees to support and fund co-marketing initiatives that have the objective of promoting the sale of the Co-Marketing Solution to potential customers. These initiatives could include, but are not limited to, customer seminars, accreditation programmes, sales collateral, sample presentations, Commissions or incentive programs for Sales Lead generation fees, participation in trade show and conference activities and web casts. Additional details of agreed co-marketing initiatives are detailed in Schedule A.

3. **DISPUTE RESOLUTION**

(a) If a dispute arises between Bell and the Partner concerning the Target Customers, a Proposal or the scope, interpretation, construction or effect of this Agreement (a **"Dispute"**), the disputing Party shall notify the other Party of the Dispute and the personnel who are directly involved with the matter shall use commercially reasonable efforts to resolve the Dispute.

(b) If the Dispute remains unresolved 15 business days after notification, the Dispute shall be referred to senior management of each Party, who shall use commercially reasonable efforts to resolve the Dispute.

(c) If the Dispute remains unresolved fifteen business days after it has been referred to the senior management level, the Dispute shall be referred to the president of each Party (who may nominate an individual to act on his or her behalf) who shall use commercially reasonable efforts to resolve the Dispute.

(d) If the Dispute remains unresolved after fifteen business days at the president level, either Party may exercise its rights at law, subject to the limitations of liability provision set forth herein.

4. **INDEMNITY & LIMITATION OF LIABILITY**

(a) Except as provided in Section 4(c), neither Party shall be liable to the other Party for damages, expenses, costs, liabilities or losses arising out of or in connection with this Agreement, whether arising in negligence, tort, statute, equity, contract, common law or any other cause of action or legal theory.

(b) Notwithstanding the foregoing, in no event shall a Party found to be liable to the other Party be liable for any indirect, incidental, special or consequential damages whatsoever arising out of or in connection with this Agreement (including lost profits, anticipated or lost revenue, loss of data, loss of use of any information system, failure to realize expected savings or any other commercial or economic loss or any third party claim), whether arising in negligence, tort, statute, equity, contract, common law or any other cause of action or legal theory, even if such Party has been advised of the possibility of such damages.

(c) Each Party (the **"Indemnifying Party"**) agrees to indemnify, defend and hold harmless the other Party and its respective officers, directors, employees, agents, successors and assigns (the **"Indemnified Party"**) from and against any and all losses incurred by the Indemnified Party arising from or in connection with:

(i) any claims of infringement made against the Indemnified Party for any patent, copyright or similar intellectual property rights alleged to have occurred because of equipment, systems, products, content or other resources or items provided to the Indemnified Party ("Materials") by the Indemnifying Party; provided, however, that the Indemnifying Party will have no obligation to the Indemnified Party (i) with respect to any losses to the extent such losses are caused by the Indemnified Party's modification combination or use of such Materials in a manner not reasonably contemplated by the Parties in connection with this Agreement or (ii) unless the Indemnifying Party is notified by the Indemnified Party in writing within a reasonable time after the Indemnified Party first receives written notice of any claim, action, allegation or infringement; or

(ii) the breach of a Party's confidentiality obligations contained in Schedule B of this Agreement.

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(d) The Parties agree that the limitations of liability set out in this Section 4 are fair and reasonable in the commercial circumstances of this Agreement and that neither Party would have entered into this Agreement but for the Parties' agreement to limit their liability in the manner, and to the extent, provided for in this Section 4.

5. **TERM AND TERMINATION**

(a) The term of this Agreement shall commence on the Effective Date and shall terminate on the first anniversary hereof unless otherwise terminated in accordance with this Agreement. This Agreement may be renewed for successive additional one year terms if both Parties agree by so notifying each other in writing at least 90 days prior to the conclusion of the then-current term.

(b) Either Party may terminate this Agreement immediately, upon written notice, in the event of a breach of any material obligation by either Party that has not been remedied within 15 business days after receipt from the non-breaching Party of a written notice to the breaching Party of said breach.

(c) Either Party may, at any time and without cause, terminate this Agreement for convenience upon giving the other Party 30 days' prior written notice. Upon receipt of a notice of termination, the Parties shall commence the orderly wind down of any work arising from this Agreement and shall cooperate in good faith to prepare an appropriate termination plan, having regard, among other things, to the requirements of the customers of both Parties who would be affected by the termination.

(d) Unless otherwise agreed to in writing, upon expiration or termination of this Agreement for any reason, each Party shall cease using any intellectual property of the other and neither Party shall publicly hold itself out as an associate or former associate of the other without the prior consent of the other.

(e) In addition to the foregoing, Section 2 of this Agreement shall no longer apply in respect of a Target Customer upon the occurrence of any one of the following: (i) the receipt by either Party of written notice from a Target Customer that neither of the Parties will be awarded the Prime Contract; (ii) execution of the Subcontract; or (iii) the expiration of a 180 day period commencing on the delivery of a Proposal to a Target Customer without a decision being made as contemplated in (i) above, except that such period may be extended by mutual written agreement of the Parties.

6. **GENERAL TERMS**

(a) Notice. All notices provided for shall be given in writing and delivered by personal delivery, prepaid first class registered or certified mail or by facsimile. Notices delivered by facsimile shall be considered to have been received upon the sender obtaining a bona fide confirmation of such delivery. The address for notice shall be as set forth below, provided that either Party may change the address for notice through proper notice to the other Party.

If to Bell:	If to the Partner:
200, Bouchard blvd **Dorval,Qc** **H9X 5X5**	**327 Barcelone St. Dollard-Des-Ormeaux, Quebec, Canada** **H9B 3M4**
Facsimile Number: **(514) 420-8353** email:diane.vandewallel@bell.ca	Facsimile Number: **1(514) 542-1339** e-mail: **Jan.Rowinski@GpsLatitude.com**
Attention:	Attention:
Diane Vandewalle **MANAGER, MRM BUSINESS SOLUTIONS** with a copy to: Bell Canada Law Department Facsimile Number: (416) 585-2130	**Jan Rowinski** **President and CEO** **GPS Latitude** GPS Latitude Facsimile Number: (514) 542-1339

(b) No Partnership. The Parties shall be deemed to be independent contractors, and the employees of one shall not be deemed to be employees of the other by virtue of entering into this Agreement. This Agreement is not intended by the Parties to constitute or create a joint venture, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly stated in this Agreement.

(c) Performance of Obligations. Bell may perform its obligations under this Agreement through its affiliates, agents, suppliers or subcontractors (the **"Bell Providers"**), but Bell shall not be relieved of its obligations by using the Bell Providers.

Force Majeure. If there is a default or delay in Party's performance of its obligations under this Agreement, and the default or delay is caused by circumstances beyond the reasonable control of that Party, including fire, flood, earthquake, elements of nature, acts of God, explosion, power failure, war, terrorism, revolution, civil commotion, acts of public enemies, law, order, regulation, ordinance or the requirements of any government or its representative or legal body having jurisdiction, or labour unrest such as strikes, slowdowns, picketing or boycotts, then that Party shall not be liable for that default or delay, and shall be excused from further performance of the affected obligations on a day-by-day basis, if that party uses commercially reasonable efforts to expeditiously remove the causes of such default or delay in its performance. (Bilateral, each party will exert best efforts, and will do its best to satisfy

(d) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, not to be unreasonably withheld. However, without the other Party's consent a Party may assign this Agreement to a present or future affiliate of that Party.

(e) Survivability. Sections 3, 4 and 6 and Schedule B shall survive termination of this Agreement.

(f) Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the other provisions of this Agreement shall not be affected or impaired, and the offending provision shall automatically be modified to the least extent necessary in order to be valid, legal and enforceable.

(g) Waivers. No waiver of any provision of this Agreement shall bind a Party unless consented to in writing by that Party. No waiver of any provision of this Agreement shall be a waiver of any other provisions, nor shall any waiver be a continuing waiver, unless otherwise expressly provided in the waiver.

(h) Enurement. This Agreement shall be binding upon and enure to the benefit of each Party's successors and permitted assigns.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties to this Agreement hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

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(j) Entire Agreement; Amendment. This Agreement is the entire agreement between Bell and the Partner with respect to the subject matter, and supersedes all prior agreements, understandings, commitments, undertakings, representations, negotiations and discussions on the subject matter, whether written or oral. There are no conditions, agreements, representations, warranties or other provisions, express or implied (including through course of dealing), collateral or otherwise, relating to the subject matter of this Agreement, which induced either Party to enter into this Agreement or on which either Party places any reliance, other than those set forth in this Agreement. This Agreement shall not be amended other than by an instrument in writing signed by both Parties.

(k) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be considered an original and all of which, taken together, shall constitute one and the same instrument.

(l) Language. The Parties have requested that this Agreement and all correspondence and all documentation relating to this Agreement be written in the English language. Les parties aux présentes ont exigé que la présente entente, de même que toute la correspondance et la documentation relative à cette entente, soient rédigées en langue anglaise.

(m) Confidential and Proprietary Information and Intellectual Property. The Parties agree to the terms and conditions set forth in Schedule B.

(n) Payment Terms. Unless otherwise agreed to by the Parties, any fees payable by one Party to another Party shall be due and payable in full within sixty (60) calendar days from a given Party's receipt of a correct invoice from the other Party. For greater certainty, all fees payable shall be exclusive of all applicable taxes and such taxes shall be indicated separately on all invoices. Details of any fees payable shall be agreed to in writing by the representatives of the Steering Committee.

The Parties have caused this Agreement to be executed by their respective representatives as of the Effective Date.

BELL CANADA

By: D Vandewalle
Name: Diane Vandewalle
Title: Manager Business Solutions
date - Septembre 23, 2010

GPS Latitude

By: Rowinski
Name: Jan Rowinski
Title: President / CEO

SCHEDULE A
PRE-APPROVED CO-MARKETING ACTIVITIES

1. **Bell Mobility Sales, Marketing, & Development Support**
   GPS Latitude. will extend sales support to Bell Mobility Face-to-Face (F2F) and Dealer sales channels nationally. Sales Support shall include:
   i. Bell Mobility Data Sales (SME) Training
      - In-depth solution training for Bell Mobility designated SMEs who, in turn, provide direct sales support for Bell Mobility regional sales teams.
      - GPS Latitude. will provide all required training materials to Bell Mobility in advance of scheduled training dates.
      - Preferred format is F2F classroom training or, if agreed by the Steering Committee, online webinar.
      - Provision of free demo accounts and demo software for designated Bell Mobility SME's.
   ii. Provision (&/or support in the development of) Marketing Materials and Sales Tools, including:
      - Detailed product description/specs
      - Quick reference sales guide (i.e. features, benefits, qualification guidelines, etc.) in English & French
      - Case studies, white papers, etc.
      - Sales engagement process and contact details
   iii. Bell Mobility Event Support
      - GPS Latitude. may be requested to provide product support at Bell-sponsored events as needed.
      - Such support may include the participation of GPS LATITUDE' product expert &/or sales/marketing representative, booth set-up & staffing, provision of marketing materials, and product demonstrations.
      - GPS Latitude. agrees to confirm whether or not they wish to participate in the event within 5 business days following a request from Bell Mobility. Bell Mobility will provide a minimum of 30-day advance notice of the event.
      - If GPS Latitude. wishes to participate in the event, it is understood that GPS Latitude. will cover all related costs pertaining to their participation including travel, materials, and set-up. Event participation costs will vary depending on event type, date, and level of participation.
   iv. Development Support. GPS Latitude. will ensure compatibility of the mobile application with Bell Mobility's existing & future 3G mobile device portfolio including providing all necessary technical resources & materials in support of Bell Mobility's solution certification program.

2. **Alliance Partner Support**
   Bell Mobility Inc. will extend sales, marketing, and technical support to GPS Latitude. as follows:
   i. Validation that the mobile application performs reliably on the Bell Mobility 3G network.
   ii. Dedicated SME solution sales support from Data Sales &/or Solution Implementation Consultants
   iii. Provision of Quick Reference Sales Guide posted in 'Infonet' (Bell Mobility Sales Intranet) and accessible by business sales channels.
   iv. Inclusion in Bell Mobility's online Certified Solution Catalogue (a marketable assurance of quality with positive exposure to customers and the Bell Mobility Business Sales teams).

3. **Lead Referrals and Acceptance**
   i. Lead Referrals. Bell Mobility agrees to provide GPS Latitude. with qualified customer leads (a "Lead"). In order to be eligible to receive a referral fee in connection with the referral of a Lead, Bell Mobility must complete and submit, by the 15th day of each month, a "Sales Report" (per item 6 below) highlighting each sales opportunity Bell Mobility identifies for GPS Latitude. in the preceding month. Each Sales Report must be completed in all material respects.
   ii. Lead Acceptance. GPS Latitude. shall act diligently in responding to Leads submitted by Bell Mobility. A Lead shall be deemed accepted by GPS Latitude. unless rejected within 15 days from the date GPS Latitude. receives the "Sales Report".
   iii. Lead Referral Fee. In the case of each Lead that is accepted by GPS Latitude., GPS Latitude. will pay Bell Mobility a lump sum referral fee of $35 per client license deployed (as identified per the 'Sales Report"), conditional upon and payable within 30 days of receipt of an invoice from Bell Mobility.
   iv. Bell Mobility will have sole responsibility for the amount and timing of sales incentive payments to Bell Mobility channels.

4. **Fees & Services Pricing**
   <u>Bell Mobility Inc Service Pricing</u>
   Bell Mobility will retain complete discretion in setting the prices to be charged to Customers for Bell Mobility Services and equipment. In general, Bell Mobility will charge customers for Bell Mobility Services and/or equipment at published commercial rates. Bell Mobility may at its sole discretion offer promotional pricing for Bell Mobility Services and/or equipment, either nationally of within specific market(s). Such promotional offers may be available for a limited time or subject to restrictions, and may not be listed on the Bell Mobility commercial web site. Bell Mobility also reserves the right, at its sole discretion, to negotiate custom pricing for specific Customers.

   <u>GPS Latitude Service Pricing</u>
   GPS Latitude will retain complete discretion in setting the prices to be charged to Customers for the GPS Latitude services including the Application or any updates, upgrades or enhancements thereto. GPS Latitude will notify Bell Mobility of changes in service prices, which are generally available to all Customers as early as reasonably possible, not later than ten (10) days before the date on which the new pricing is announced to the public.

   GPS Latitude may at its sole discretion offer promotional pricing for GPS Latitude services and/or equipment, either nationally or within specific market(s). Such promotional offers may be available for a limited time or subject to restrictions, and may not be listed on the GPS Latitude commercial web site. GPS Latitude also reserves the right, at its sole discretion, to negotiate custom pricing for specific customers.

5. **Customer Support**
   Bell Mobility will provide technical and customer support for all products and services offered by Bell Mobility.

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GPS Latitude, will provide technical and customer support for all products and services offered by GPS Latitude.

6. **Sales Tracking & Reporting**
Bell Mobility will produce a monthly "Sales Report" detailing the number of sales opportunities tracked in the sales funnel. This "Sales Report" will highlight the status (i.e. signed Letter of Intent, Proof of Concept completion, and Deployment) of each opportunity and the number of units (client licenses).

The information in the "Sales Report" will be used as a basis to track Lead Referral payments to Bell Mobility (as per item 3 above).

The "Sales Report" may be submitted in either paper or electronic form by the 15th day of each month.

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SCHEDULE B

1. CONFIDENTIAL AND PROPRIETARY INFORMATION

(a) For the purposes of this Schedule "B", "**Confidential Information**" means any business, marketing, technical, scientific or other information of the Disclosing Party (as defined below) which, at the time of disclosure, is designated as confidential (or is given a similar designation), is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential.

(b) Bell and the Partner anticipate that during the performance of this Agreement it may be necessary for one Party (the "**Disclosing Party**") to disclose to the other Party (the "**Receiving Party**") Confidential Information. In consideration of receiving such Confidential Information from the other Party, the Receiving Party shall:

(i) use the Confidential Information solely for purposes related to the performance of the Agreement;

(ii) promptly return to the Disclosing Party, upon its request, or certify as destroyed, any and all tangible material containing Confidential Information;

(iii) hold the Confidential Information in confidence, with the same degree of care with which it protects its own confidential or proprietary information, and not disclose the Confidential Information except as permitted by this Agreement; and

(iv) disclose the Confidential Information only to those directors, officers, employees, agents and representatives with a need to know the Confidential Information, provided that such persons are obligated to maintain the Confidential Information in confidence and that such persons are advised of the Receiving Party's obligations under this Agreement with respect to the Confidential Information.

(c) The Receiving Party shall be liable for all violations of the obligations of confidentiality herein by its directors, officers, employees, agents and representatives.

(d) The foregoing obligations shall not apply to any Confidential Information that: (i) shall become generally known through no act of the Receiving Party; (ii) was disclosed in good faith to the Receiving Party by a third party having legitimate possession and the right to make such disclosure and not having an obligation of confidentiality with respect to the disclosed Confidential Information; (iii) was in the legitimate possession of the Receiving Party prior to its disclosure hereunder; (iv) is independently developed, as evidenced by appropriate records; (v) the Receiving Party is required by law to disclose the Confidential Information, provided that prior to disclosing any Confidential Information, the Receiving Party promptly notifies the Disclosing Party of such requirement to disclose and takes such steps as are reasonably necessary and cooperates with the Disclosing Party to lawfully limit such disclosure and to maintain the confidentiality of the Confidential Information in the hands of the recipient thereof, including obtaining appropriate protective orders; or (vi) is approved in writing by the Disclosing Party for release.

(e) No license to the Receiving Party under any trademark, patent or copyright, or applications which are now or may thereafter be owned by the Disclosing Party, is either granted or implied by the conveying of Confidential Information to the Receiving Party. Unless expressly agreed otherwise in this Agreement or elsewhere, neither Party warrants that the Confidential Information does not infringe any trademarks, patents, copyrights, other intellectual property rights or any right of privacy of any third Party.

(f) The Receiving Party acknowledges that in the event it breaches this Agreement, damages may not be an adequate remedy and the Disclosing Party may seek and obtain injunctive relief.

2. INTELLECTUAL PROPERTY

(a) All original material made, prepared, developed or produced by either Party in the performance of its obligations pursuant to this Agreement, including documentation, reports, manuals, flow charts, tapes, source code and object code, software and firmware but excluding ideas, concepts, know-how or techniques ("**Work Product**"), conceived solely by one Party in the course of work performed under this Agreement shall belong exclusively to that Party.

(b) Work Product conceived jointly by the Parties in the course of work performed under this Agreement shall belong jointly to those Parties. At the time a joint Work Product is developed, the Parties shall enter into an agreement that sets forth in greater detail the rights and obligations of each Party with respect to such joint Work Product.

(c) Nothing in this Agreement shall, directly or indirectly, confer any title in one Party's Work Product, including in any modification, to the other Party or confer any title in one Party's intellectual property, including in any modification, to the other Party or anyone operating under that other Party. The term "**Intellectual property**", as it is used in this Agreement, includes all patent, copyright, trademarks and integrated circuit and trade secrecy rights available under the laws of Canada or its provinces, the common law or the laws of any other country.

(d) Neither Party may use in its communications, including press releases, publicity, or marketing literature, the other Party's name or the name of any of the other Party's affiliates or any of their marks and related official seals, the fact that it has signed this Agreement with the other Party, or any information which may reasonably be seen to imply that the other Party has entered into an agreement with or has a relationship with the other Party or its affiliates, without first obtaining the other Party's written approval.

(e) To the extent any of the Work Product may not, by operation of law, be owned by the Party to which ownership has been granted (as described in this Section 2), each Party agrees to assign and assigns, without further consideration, the ownership of all right, title and interest in all Canadian and foreign copyrights and mask work rights (if any) in such Work Product to the other Party, and such assignee Party shall have the right to obtain and hold in its own name copyrights, registrations, renewals and all other rights relating or pertinent to the Work Product.

(f) The Parties agree to reproduce copyright legends which appear on any portion of the Work Product that may be owned by third parties.

(g) This Agreement shall not preclude the Parties from developing materials or providing services that are competitive to the Work Product irrespective of their similarity to computer programming code, documentation or other materials or services which might be delivered pursuant to this Agreement, except to the extent any of the same may (i) infringe any of the other Party's or its subcontractor's patent, copyright or other proprietary rights, or (ii) result in a breach of the confidentiality provisions of this Agreement. Bell Mobility currently has no plans to develop a similar solution but does not guarantee that i twill not in future develop a similar solution, subject to respecting its obligations of confidentiality and IP non-infringement.

(h) Nothing contained in this Agreement shall restrict either Party from the use of any ideas, concepts, know-how, or techniques which it, individually or jointly, develops or discloses under this Agreement, except to the extent such use infringes any patent, copyright or other proprietary rights.

(i) Neither Party has the right to use the other's name, logo, trade mark, insignia or other intellectual property without the prior written consent of the other.

(j) Any news release, public announcement, advertisement or publicity released by the Parties concerning this Agreement, the Proposal, or any resulting Prime Contract will be subject to the prior written approval of the other Party (and the Target Customer, as required). Any such publicity shall give due credit to the contributions of each Party.

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